EXHIBIT (q)(45)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of Short Duration High Income Portfolio, a Massachusetts business trust, do hereby severally constitute and appoint Barbara E. Campbell, Thomas E. Faust Jr., Maureen A. Gemma and Frederick S. Marius, or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, any Registration Statement and any and all amendments (including post-effective amendments) to such Registration Statement filed by Eaton Vance Mutual Funds Trust with the Securities and Exchange Commission in respect of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ Michael W. Weilheimer Michael W. Weilheimer	President and Principal Executive Officer	February 6, 2012
/s/ Barbara E. Campbell Barbara E. Campbell	Treasurer and Principal Financial and Accounting Officer	February 6, 2012
/s/ Scott E. Eston Scott E. Eston	Trustee	February 6, 2012
/s/ Benjamin C. Esty Benjamin C. Esty	Trustee	February 6, 2012
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	February 6, 2012
/s/ Allen R. Freedman Allen R. Freedman	Trustee	February 6, 2012
/s/ William H. Park William H. Park	Trustee	February 6, 2012
/s/ Ronald A. Pearlman Ronald A. Pearlman	Trustee	February 6, 2012
/s/ Helen Frame Peters Helen Frame Peters	Trustee	February 6, 2012
/s/ Lynn A. Stout Lynn A. Stout	Trustee	February 6, 2012
/s/ Harriett Tee Taggart Harriett Tee Taggart	Trustee	February 6, 2012
/s/ Ralph F. Verni Ralph F. Verni	Trustee	February 6, 2012